Exhibit 15.1

June 29, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 9, 2012 on our review of interim financial information of GFI Group Inc. for the three month period ended March 31, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 is incorporated by reference in the Registration Statement on Form S-8. With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of March 31, 2012 and for the three months ended March 31, 2012, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our report dated May 9, 2012, states that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our report should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP